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                                                                    Exhibit 99.1

NARROWSTEP(TM) INC APPOINTS INTERIM CHIEF FINANCIAL OFFICER

Friday July 7, 8:59 am ET

LONDON, and NEW YORK, July 7 /PRNewswire-FirstCall/ -- Narrowstep(TM) Inc (OTC Bulletin Board: NRWS - NEWS), the TV on the Internet Company, announced that in order to continue executing its strategic plan following the appointment of Steve Beaumont as CEO, the Board appointed Jill Thoerle, interim Chief Financial Officer, effective 30th June, 2006. This move builds on the Company's strong financial foundation laid by outgoing CFO, Steve Crowther, who relinquished his position of Director and Senior Vice President upon leaving Narrowstep on June 29th.

Beaumont commented, "Our financial stability is due in great part to the work carried out by Steve Crowther and his team, for which we are grateful. This groundwork provides the Company with the security to move forward with our plan for a dynamic and progressive team focused on sales and customer service."

Thoerle has more than 20 years' experience as an advisor and operating executive in the telecommunications and technology industries, with extensive experience in business improvement and in developing start-ups and smaller companies.

Jill Thoerle has served as Acting CFO and Board Director at Mediaport Entertainment, Inc., a digital media distribution company. She also provided a full range of M&A and corporate finance services for many firms through REO Group, a consulting firm she co-founded. From March 2001 through December 2004, Thoerle was engaged by Cerberus Capital Management, a $15 billion hedge fund, where she provided investment and turnaround services for portfolio companies in the media, technology and communications sector. She also served as President and CEO of OnTera Broadband from 1999 through 2001, having created and developed the telecommunication services company. From 1996 through 1999, Thoerle served as Vice President, Corporate Strategy and New Business Development at AT&T. While at AT&T she led the effort to start and develop international businesses resulting in the sale of non-core assets in Europe, and she created and launched one of its most successful products, an alternate brand named ACC.

Thoerle holds a Master's degree from Columbia University and a Bachelor's degree from City College of New York; she resides in South Orange, NJ.

About Narrowstep(TM) Inc

Narrowstep(TM) Inc (OTC Bulletin Board: NRWS - NEWS) is a leading global provider of broadband TV services (TV over IP). Narrowstep's offering empowers content owners, such as national broadcast/cable networks, niche program producers, and small start-up businesses, with a cost-effective platform to manage sophisticated commercial video and audio channels over the Internet. The Narrowstep system, telvOS (TM) (Television Operating System(TM)), is the most comprehensive solution that controls all aspects from encoding to playout, all from an easy-to-use, centrally-operated, web-based solution. To learn more, visit HTTP://WWW.NARROWSTEP.COM.

Forward-looking Statement

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including those detailed in the Company's filings with the Securities and Exchange Commission, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

    For further information please contact:

    Jesse Deal (investors)
    Allen & Caron
    Tel: + 1 949 474 4300
    Email: JESSE@ALLENCARON.COM